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                                EXHIBIT 7.2

                        SHAREOWNER VOTING AGREEMENT

     THIS SHAREOWNER VOTING AGREEMENT (this "Agreement") is made and entered into as of the 14th day of October, 1999 by and between THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("May"), and ZCMI RESERVE TRUST, an irrevocable charitable trust organized under the laws of the State of Utah ("ZRT") and a holder of shares of Zions Co-operative Mercantile Institution, a Utah corporation ("ZCMI"). May and ZRT are later in this Agreement sometimes referred to individually as a "Party" or collectively as the "Parties."

                                 RECITALS

     This Agreement is entered into with reference to the following facts, objectives, and definitions:

     A. Contemporaneously with the execution and delivery of this Agreement, May, ZCMI, and MS Acquisition, Inc., a Utah Corporation and a wholly-owned subsidiary of May ("Acquisition Corp"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which it is contemplated that ZCMI will merge (the "Merger") with Acquisition Corp, upon the terms and conditions set forth in the Merger Agreement; and

     B. ZRT owns a majority of the issued and outstanding shares of the $0.001 par value common stock of ZCMI (the "Common Stock"), and desires to facilitate the consummation of the Merger, and for such purpose ZRT has agreed (i) to vote all of the shares of the Common Stock owned by ZRT on the date of this Agreement as well as any other shares of the Common Stock it might acquire after the date of this Agreement, (ii) to grant May an irrevocable proxy to exercise the voting power of ZRT with respect to the said shares, and (iii) to grant May an irrevocable option to purchase the said shares, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties represent, warrant, and agree as follows:

                                 AGREEMENT

     1.   Representations and Warranties of ZRT.   ZRT represents
and warrants that (i) it is the holder, free and clear of all liens and encumbrances, of at least one million one hundred thirty-four thousand five hundred and twenty-nine (1,134,529)


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shares of the Common Stock (the "Shares"); (ii) it does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) any shares of the Common Stock other than the Shares; (iii) it has full power and authority to make, enter into, and carry out the terms of this Agreement; (iv) the execution, delivery, and performance of this Agreement by ZRT will not violate any other agreement to which ZRT is a party, including, without limitation, any voting agreement, shareholder agreement, or voting trust; and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of ZRT or the Trustees of ZRT, acting as trustees and not individually (the "Trustees"), and when executed by the Trustees, will constitute a legal, valid, and binding obligation of ZRT and the Trustees, in their capacity as Trustees of ZRT, enforceable against ZRT and the Trustees, in their capacity as Trustees of ZRT, in accordance with its terms.

     2. Grant of Irrevocable Proxy. ZRT hereby irrevocably appoints May or any designee of May the lawful agent, attorney, and proxy of ZRT, during the term of this Agreement, to (a) vote the Shares in favor of the Merger, (b) vote the Shares against any action or agreement that would result in a breach in any material aspect of any covenant, representation, or warranty or any other obligation or agreement of ZCMI under the Merger Agreement; and (c) vote the Shares against any action or agreement that would impede, interfere with, delay, postpone, or attempt to discourage the Merger, including, but not limited to:
(i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving ZCMI, (ii) a sale or transfer of a material amount of the assets of ZCMI or a reorganization, recapitalization, or liquidation of ZCMI, (iii) any change in the management or board of directors of ZCMI, except as otherwise agreed to in writing by May, (iv) any change in the present capitalization or dividend policy of ZCMI; or (v) any other change in ZCMI s corporate structure. ZRT intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Shares. ZRT shall not hereafter, unless and until this Agreement terminates, purport to vote (or execute a consent with respect to) any of the Shares (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of the Shares. ZRT shall retain at

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all times the right to vote the Shares in ZRT s sole discretion on all matters other than those set forth in this Paragraph 2 that are presented for a vote to the Shareholders of ZCMI generally.

     3. Agreement to Vote the Shares. In the event May is unable to exercise the power and authority granted in Paragraph 2 for any reason, ZRT shall vote all of the Shares (i) in favor of the Merger Agreement, as amended from time to time, and the Merger or any transactions contemplated by the Merger Agreement at any stockholders meetings of ZCMI held to consider the Merger Agreement, (ii) against any other proposal for any recapitalization, merger, sale of assets, or other business combination between ZCMI and any person or entity other than May or which would result in any of the conditions to May s obligations under the Merger Agreement not being fulfilled, and
(iii) as otherwise necessary or appropriate to enable May to consummate the transactions contemplated by the Merger Agreement.

     4. Manner of Voting. The Shares may be voted pursuant to this Agreement in person, by proxy, by written consent, or in any other manner permitted by applicable law.

     5. No Other Voting Agreements or Voting Trusts. ZRT represents, warrants, and covenants that (i) it is not a party to any voting agreement (other than this Agreement), voting trust, or other agreement for voting control or other like agreement involving any of the Shares and (ii) during the term of this Agreement, it will not become a party to any such agreement or trust.

     6. No Proxy Solicitations. ZRT will not, nor will it permit any entity under its control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger, (ii) directly or indirectly solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any, merger, consolidation, tender offer, exchange offer, sale of a material portion of the assets and business of ZCMI (whether in one or more transactions), sale of shares of the capital stock or debt securities of ZCMI, restructuring, recapitalization, or similar transaction involving ZCMI or any division or operating principal business unit of ZCMI (whether in one or more transactions) (an "Acquisition Proposal") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal, (iii) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of ZCMI for the purpose of opposing or competing with the consummation of the Merger, or (iv) take any

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action that would prevent, burden, or materially delay the
consummation of the transactions contemplated by this Agreement or by the Merger Agreement. ZRT shall immediately cease and cause to be terminated any activities, discussions, or negotiations with respect to any of the foregoing.

     7. Transfer and Encumbrance. ZRT shall not transfer, sell, offer, pledge, or otherwise dispose of or encumber any of the Shares during the period commencing on date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated in accordance with its terms.

     8. Additional Purchases. During the period commencing on the date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated in accordance with its terms, ZRT shall not
(a) purchase or otherwise acquire beneficial ownership of any shares of the Common Stock ("New Shares") other than by charitable donation to the Church of Jesus Christ of Latter-day Saints, or (b) voluntarily acquire the right to vote or share in the voting of any shares of the Common Stock other than the Shares. Any New Shares acquired or purchased by ZRT shall be subject to the terms of this Agreement and for all purposes shall be and constitute a portion of the Shares.

     9. Adjustments to Prevent Dilution. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     10.  Option to Purchase Shares.

          a. Grant of Option. ZRT hereby irrevocably grants to May an option (the "Option") to purchase all of the Shares at the purchase price per share and for the form of consideration set forth in the Merger Agreement (the
     "Exercise Price") (subject to adjustment pursuant to Paragraph 9 above) for each of the Shares purchased.

          b.   Exercise of Option.

               i. The Option may be exercised by May, in whole and not in part, at any time, or from time to time, from the date of this Agreement and prior to January 31, 2000, and thereafter as long as the Merger Agreement remains in existence, but in no event later than December 31, 2000.

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               ii.  To exercise the Option, May shall send a
          written notice to ZRT of its exercise of the Option (the "Notice"), specifying the place, time, and date of the closing of such purchase (the "Closing"), which date shall not be less than two business days nor more than five business days from the effective date of the Notice.

               iii. At the Closing, ZRT shall deliver to May all of the ZRT Shares by delivery of a certificate or certificates evidencing the ZRT Shares duly endorsed or with executed blank stock power attached, in either event with signature guaranteed such that ownership of the ZRT Shares may be registered for transfer on the books of ZCMI. On the date of closing of the Merger, May will pay ZRT the Exercise Price multiplied by the number of the ZRT Shares.

     11. Use of ZCMI Name and Closing of Downtown Salt Lake City ZCMI Store. May acknowledges that compliance by ZRT with the terms and conditions of this Agreement in general and, in particular, ZRT s agreement (i) to grant to May the irrevocable proxy contemplated by Paragraph 2 and the Option, as set forth in Paragraph 10, and (ii) to vote the Shares as provided in Paragraph 3 is conditioned upon and is in consideration of the agreements, representations, and warranties of May set forth below in this Paragraph 11. After the closing of the Merger:

          i. May shall select a date (the "Termination Date") that is within two (2) years of the effective date of the Merger;

          ii. on or before the Termination Date, as may be permissible under Utah law, May shall change the corporate name of ZCMI to a name that does not include any of the following words: "Zions", "Co-operative", "Mercantile" or "ZCMI";

          iii. until the Termination Date, May or any of its subsidiaries may use exterior signs with the name "ZCMI" on the stores operated by ZCMI in connection with the operation of the business conducted by ZCMI (the "ZCMI Business");

          iv. as soon as practicable after the effective date of the Merger consistent with good business practices, May or its subsidiaries shall, and until the Termination Date May or its subsidiaries may, use a combined name of "ZCMI" and a trade name used by May in the internal operation of a department store (the "New Name"), in connection with the ZCMI Business, and


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          v.   until the Termination Date, May or its
     subsidiaries may not open any of the stores operated by ZCMI on any Sunday,

          vi.  after the Termination Date:

               (1) May may, and may permit its subsidiaries to, open any of the stores operated by ZCMI, other than the ZCMI store located on South Main Street in Salt Lake City, Utah (the "Salt Lake City Downtown Store") on any Sunday; and

               (2) May will not, and will not permit any of its subsidiaries to, open the Salt Lake City Downtown Store on any Sunday for so long as the Church of Jesus Christ of Latter-day Saints or any of its affiliates (collectively, the "Church") is the landlord with respect to the Salt Lake City Downtown Store or unless the Church permits other stores in the shopping mall or center of which the Salt Lake Downtown Store is a part ("ZCMI Center Mall") to open on Sundays and will not vote for and will vote against any attempt by other stores in the ZCMI Center Mall to be open on Sundays; and

               (3) forthwith after the Termination Date, May will, and will cause its subsidiaries to, convey and transfer all right, title, and interest that May or any of its subsidiaries may have in or to the "ZCMI" trademark or trade name (collectively, the "ZCMI Name") to ZRT on the condition that ZRT:

                    (a)  not thereafter use the ZCMI Name for or
               in connection with any business activity;
               provided, however, that to the extent that either May or ZRT can affect the name of the shopping mall or center of which the Salt Lake Downtown Store is a part, both May and ZRT will act to maintain the name of the mall as "ZCMI Center Mall";

                    (b)  not thereafter license or otherwise
               authorize any other person or entity to use the ZCMI Name for or in connection with any business activity;

                    (c)  take all actions necessary to enforce
               its intellectual property rights in the ZCMI Name;
               and



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                    (d)  not sell, transfer, assign or otherwise
               convey the ZCMI Name or any rights to use the ZCMI Name to any other person or entity unless that person agrees to these conditions as fully as if that person or entity were ZRT.

          Provided, however, that nothing in this Paragraph 11 shall require that May or ZCMI alter, change, or at any time discontinue the use of the trademark "ZCMI" as it is on the date of this Agreement being used on the front of the facade on the west entrance to the ZCMI store located on the Salt Lake City Downtown Store, which shall not be considered a use by May.

     12.  No Third-Party Beneficiary Rights.   No provision of
this Agreement is intended to nor shall it be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any person or entity who is not a Party and all provisions of this Agreement are personal to and solely between the Parties.

     13. Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other Party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No Party shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such Party as set forth in this Agreement, and each Party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such Party to perform, as early as practicable, the obligations required to be performed by such Party under this Agreement.

     14. Injunctive Relief. The Parties intend and agree that the provisions of this Agreement are for the benefit of May and shall be specifically enforceable as contemplated by Section 16-10a-731 of the Utah Revised Business Corporation Act. The Parties acknowledge that it is impossible to measure in money the damages that will accrue to one or more of them by reason of the failure of either of them to abide by the provisions of this Agreement, that every such provision is material, and that in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Therefore, if any Party shall institute any action or proceeding to enforce the provisions of this Agreement, in addition to any other relief, the court in such action or proceeding may grant injunctive relief against any Party found to be in breach or violation of this Agreement, as




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well as or in addition to any remedies at law or damages, and such Party waives the claim or defense in any such action or proceeding that the Party bringing such action has an adequate remedy at law, and such Party shall not argue or assert in any such action or proceeding the claim or defense that such remedy at law exists. No Party shall seek and each Party shall waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

     15. Court Modification. Should any portion of this Agreement be declared by a court of competent jurisdiction to be unreasonable, unenforceable, or void for any reason or reasons, the involved court shall modify the applicable provision(s) of this Agreement so as to be reasonable or as is otherwise necessary to make this Agreement enforceable and valid and to protect the interests of the Parties intended to be protected by this Agreement to the maximum extent possible.

     16.  Facsimile Transmission and Counterparts.  This
Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

     17. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with one acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Paragraph 17 and properly addressed as follows:

          If to May to:

               The May Department Stores Company
               611 Olive Street
               St. Louis, MO 63101
               Telephone:  (314) 342-6563
               Facsimile:  (314) 342-3040
               Attention:  R. Dean Wolfe

               with a copy to:

               The May Department Stores Company
               611 Olive Street, Suite 1750
               St. Louis, MO 63101
               Telephone:  (314) 342-6467
               Facsimile:  (314) 342-3066
               Attention:  Alan E. Charlson


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          If to ZRT:

               ZCMI Reserve Trust
               50 East South Temple
               COB 2WW
               Salt Lake City, Utah 84111
               Attention: Boyd J. Black
               Telephone:  (801) 240-6235
               Facsimile: (801) 240-1109

               with a copy to:

               R. Willis Orton, Esq.
               Kirton & McConkie
               60 East South Temple
               Suite 1800
               Salt Lake City, Utah 84111
               Telephone:  (801) 321-4816
               Facsimile:  (801) 321-4893

or to such other address or addresses as a Party to this Agreement may indicate to the other Party in the manner provided for in this Paragraph 17. Notices, etc. given by mail and notices, etc. given by overnight courier shall be deemed effective and complete upon delivery; notices by facsimile transmission shall be deemed effective upon receipt, unless receipt thereof shall be disputed in which case receipt shall be deemed effective as of the effective date of the follow-up notice called for by this Paragraph 17 with respect to such facsimile transmitted notice; and notices, etc. delivered personally shall be deemed effective and complete at the time of the delivery of the notice and the obtaining of a signed receipt for the notice, unless a Party shall refuse to provide a signed receipt, in which case the notice shall be effective upon the completion of personal delivery of the notice in such a way as to insure the ability to evidence such personal delivery.

     18.  Other Agreements.

     This Agreement supersedes all prior agreements or understandings of the Parties on the subject matter of this Agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement (i) shall not be modified by any oral agreement, either express or implied, and all amendments or modifications of this Agreement shall be in writing and be signed by all of the Parties, and (ii) shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, if any.

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     None of the rights, duties, or obligations under this
Agreement of any Party may be assigned, delegated, or transferred expressly, by operation of law, merger, or otherwise, without the prior written consent of the other Party.

     The paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms of this Agreement.

     Should any Party be in default under or breach of any of the covenants or agreements contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing Party shall pay all costs and expenses, including reasonable attorneys fees, of the other Party that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, which internal laws exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising therefrom and the remedies available shall be determined solely in accordance with such internal laws.

     This Agreement and any Proxy granted pursuant to this Agreement shall terminate upon the first to occur of the following events:

          i.   the successful consummation of the Merger;

          ii. the written agreement of all of the Parties to terminate this Agreement; or

          iii. the termination of the Merger Agreement.

     Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

     Recitals A and B are by this reference incorporated into and made a part of this Agreement.







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     IN WITNESS WHEREOF, each of the Parties has executed this
Agreement on or as of the date of this Agreement.

               THE MAY DEPARTMENT STORES COMPANY,
               a Delaware Corporation


               By:   /s/ R. Dean Wolfe
                     R. Dean Wolfe, Executive Vice President


               ZCMI RESERVE TRUST, an irrevocable
               charitable trust


               By:    /s/ Thomas S. Monson
                    Thomas S. Monson, not individually but as
                    Trustee


               By:    /s/ L. Tom Perry
                    L. Tom Perry, not individually but as Trustee


               By:    /s/ David B. Haight
                    David B. Haight, not individually but as
                    Trustee

























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